EXHIBIT 4.13

GLOBALTEX INDUSTRIES INC.
Suite 501 - 535 Thurlow Street
Vancouver, BC  V6E 3L2
Canada


March 25, 2002

Thomas B. O'Brien
And
LOGG Investment Research Inc.
1340 4th Street
Blaine, WA
USA  98230


Dear Sirs,

Re:  Corporate Finance Services Agreement

We are writing to set out the agreement between Globaltex Industries Inc. (referred to herein as the "Corporation"), LOGG Investment Research Inc. (referred to herein as "LOGG") and Thomas B. O'Brien ("O'Brien"), a controlling shareholder and senior officer of LOGG, under which LOGG agrees to provide the Services (as defined below) to the Corporation in accordance with the terms and conditions set out below.

1.  Interpretation

Certain terms used in this agreement are defined in Schedule A which is attached to and is part of this agreement.

2.  Services

The Corporation hereby engages LOGG to be its non-exclusive agent, and LOGG agrees to act as the Corporation's agent, to use reasonable commercial efforts to obtain capital for the Corporation or otherwise arrange for the Corporation and its shareholders to receive capital or other value added benefits, from:
(a) equity financing; (b) debt financing; or (c) a merger, acquisition, arrangement, or purchase and sale of assets (collectively, the "Services"), provided, however, that LOGG provides no assurances that its efforts will be successful. It is a fundamental term of this agreement that LOGG will furnish the Services to the Corporation through O'Brien, and neither this agreement nor any of the Services will be performed by anyone other than O'Brien without the Corporation's prior written consent.


3.  Compensation

In consideration of the mutual promises made under this agreement, the Corporation agrees to pay to LOGG the compensation described in subsections 3(a), 3(b) and 3(c) below.

(a) If the Corporation completes one or more transactions involving equity or debt financing of any nature with a person who was introduced to the Corporation by LOGG within the twelve (12) months immediately prior to the closing of each such transaction, then the Corporation will pay to LOGG a cash fee determined as follows: seven percent (7.0%) of the first CAD $1 million of the aggregate Consideration received by the Corporation from each such person, and five percent (5.0%) of the balance of such aggregate Consideration.

(b) If the Corporation completes a merger, amalgamation, arrangement, acquisition, or sale or purchase of substantially all assets of a person, with a person who was introduced to the Corporation by LOGG within twelve (12) months immediately prior to the closing of such transaction, then the Corporation will pay to LOGG cash and/or Securities having a value equal to two percent (2.0%) of the first CAD $25 million of the aggregate Consideration, and one percent (1.0%) of the balance of the aggregate Consideration, provided that the proportion of any payment to LOGG under this subsection (b) that is in the form of cash will be equal to the proportion of aggregate Consideration for the applicable transaction that is in the form of cash.

(c) If the Corporation completes a merger, amalgamation, arrangement, acquisition, or sale or purchase of substantially all assets of a person, with a person other than a person who was introduced to the Corporation by LOGG (the "completed transaction") in circumstances where a person introduced to the Corporation by LOGG within twelve (12) months immediately prior to the closing of the completed transaction made an offer to the Corporation to complete a transaction having a structure that was substantially similar to the completed transaction (the "proposed transaction"), which offer was sufficiently detailed such that it was capable of acceptance by the Corporation without material qualifications and the Corporation's directors resolved, prior to approving an agreement in principle for the transaction that would become the completed transaction, that it would be reasonable for the Corporation to give full consideration to the proposed transaction, and such person introduced to the Corporation by LOGG was introduced to the Corporation prior to the Corporation reaching an agreement in principle on the transaction that would become the completed transaction and was substantially ready, willing and able to complete the proposed transaction, then the Corporation will pay to LOGG cash and/or Securities having a value calculated as if the completed transaction was a transaction under subsection 3(b) with a person who was introduced to the Corporation by LOGG within twelve (12) months prior to the closing of the completed transaction.

All cash payments due to LOGG pursuant to subsections 3(a), 3(b) and 3(c) will be determined and paid by Corporation in the same currency in which the cash Consideration giving rise to the payment was denominated and will be net of statutory withholding taxes applicable to such payments.

Any payment to LOGG in the form of Securities will be subject to the availability of applicable registration and prospectus exemptions available under and applicable hold periods imposed by the British Columbia Securities Act and Rules thereto and, if at any relevant time LOGG is a resident of any jurisdiction other than British Columbia, the securities laws of such other jurisdiction. LOGG will consult with its own legal counsel in connection with the legal restrictions applicable to such Securities.

For greater clarity, for the purpose of calculating the amount, if any, due to LOGG under subsection 3(a), 3(b) and 3(c), the Consideration received by the Corporation from the same person in successive transactions or from affiliated persons in the same or successive transaction(s) will be aggregated and treated as a single amount.

Under no circumstances will the Corporation be required to pay to LOGG any additional amounts in the nature of a finder's fee or commission in connection with any transaction of the kind described in subsections 3(a), 3(b) or 3(c) or otherwise.

4.  Corporate Information

Upon the request of LOGG, the Corporation will provide to LOGG: (a) such current financial and other information on the business and affairs of the Corporation as is reasonably necessary for the purpose of LOGG providing the Services to the Corporation pursuant to section 2 above; and (b) current information concerning the status and terms of negotiations between the Corporation or its affiliates and any person who was introduced to the Corporation by LOGG.

5.  Confidentiality

LOGG agrees that:

(a) LOGG will not use any Confidential Information for any purpose whatsoever except in connection with providing Services to the Corporation pursuant to this agreement;

(b) LOGG will not disclose any Confidential Information to any person without first identifying the proposed recipient and a description of the information to be disclosed to the Corporation and receiving the Corporation's written consent to the disclosure;

(c) the Corporation, it its sole discretion, may require a proposed recipient identified pursuant to subsection 5(b) to enter into a confidentiality agreement as a condition of the Corporation permitting a proposed disclosure of Confidential Information;

(d) LOGG will take all reasonable steps to minimize the risk of unauthorized disclosure of the Confidential Information and will treat the Confidential Information with at least the same level of care with which it treats its own confidential information;

(e) if LOGG or anyone to whom it transmits Confidential Information pursuant to this agreement becomes legally compelled to disclose any Confidential Information, LOGG will provide the Corporation with prompt notice so that the Corporation may seek a protective order or other appropriate remedy at law or in equity and/or waive compliance with the provisions of this agreement. If such a protective order or other remedy is not obtained, or the Corporation does not waive compliance with the provisions of this agreement, LOGG will disclose only that portion of the Confidential Information which it is legally required to disclose;

(f) LOGG acknowledges that it will continue to be bound to hold the Confidential Information in confidence after the termination of this agreement;

(g) all Confidential Information reduced to writing or otherwise contained on any recorded media (e.g. a computer disk driver), together with any copies thereof, will be returned to the Corporation promptly upon the request of the Corporation;

(h) LOGG acknowledges that the Confidential Information is proprietary and confidential and that the Corporation would be irreparably damaged if any of tthe provisions contained in this agreement are not performed in accordance with the terms set out and, therefore, LOGG agrees that the Corporation, in addition to and without limiting any other rights or remedies that the Corporation may have, will have the right to an injunction or other available equitable relief in any court of competent jurisdiction, enjoining any such threatened or actual breach of this agreement by LOGG or any of its employees, professional consultants and advisors. LOGG agrees that the existence of this right to an injunction or other available equitable relief will not preclude the Corporation from pursuing any other rights and remedies at law or in equity which the Corporation may have, including recovery of any and all losses, damages, liabilities and expenses (including reasonable costs of investigation and legal fees);

(i) all right, title and interest in and to the Confidential Information will remain the exclusive property of the Corporation. No interest, licence or any right respecting the Confidential Information, other than as expressly set out herein, is granted to LOGG under this agreement, by implication or otherwise; and

(j) without limiting LOGG's obligations under section 12 below, LOGG will indemnify and hold harmless the Corporation, its directors, officers, agents, employees, shareholders, and affiliates from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal fees) arising out of or based upon any actual or alleged breach or default of, misrepresentation in, or failure under, any warranty, representation, or obligation made by or imposed upon LOGG in this section 5;

(k) provided that the provisions of subsections 5(a) to 5(j), inclusive, will not apply if the information alleged to be Confidential Information was in the possession of the receiving party or was in the public domain prior to disclosure of that information under this agreement, in either such case, in circumstances and as a result of actions that did not involve any breach of an obligation to keep the information confidential and without any obligation to maintain the same in confidence.

6.  Timing of Payments

All fees and other compensation due to LOGG under section 3 of this agreement will be paid by the Corporation to LOGG upon, but not prior to, the closing of the applicable transaction, including the receipt of all third-party consents required for the commpletion of the transaction. Under no circumstances will any payment be due under section 3 in respect of a transaction that does not, for any reason, close.

7.  Expenses to be Reimbursed

The Corporation will reimburse LOGG, up to an aggregate maximum of US $300.00 per month, for its reasonable out-of-pocket expenses incurred in the course of providing the Services during the term of this agreement. Such out-of-pocket expenses will include, but are not limited to expenses incurred in connection with telephone, fax messaging, deliveries, and travel and, with the prior consent of the Corporation, the fees of legal counsel or other agents or advisors retained by LOGG in the course of providing the Services. LOGG will invoice the Corporation monthly for expenses. Any expenses exceeding the maximum must be pre-approved by the Corporation. Invoices will include a summary of incurred expenses and a receipt for each expenditure. The Corporation will pay such invoices within 30 days of receipt in accordance with the terms of this section 7. Except as expressly provided in this section 7, LOGG will be solely responsible for all of its expenses incurred in connection with this agreement including, without limitation, any and all amounts due to LOGG's agents, consultants, contractors and employees.

8.  Introduced by LOGG

For the purposes of this agreement, a person will be considered to have been "introduced to the Corporation by LOGG" if such a person:

(a) was introduced to the Corporation, its directors, officers, or senior management employees, as the case may be, substantially through the efforts of LOGG; and

(b) at the time of the introduction and principally as a result of the pre-introduction efforts of LOGG, has been fully informed of the material facts of Corporation's business and affairs, including the status of its major projects and the material agreements governing those projects, to the extent necessary to prepare the person to immediately enter into substantive negotiations with the Corporation concerning (i) equity financing; (ii) debt financing; or (iii) a merger, acquisition, arrangement, or purchase and sale of assets.

LOGG will introduce to the Corporation any person who discloses to it a proposal to complete one or more transactions with the Corporation involving equity or debt financing of any nature, or a merger, amalgamation, arrangement, acquisition, or sale or purchase of substantially all assets of a person. For each person introduced to the Corporation by LOGG, LOGG will provide the name of the person, its contact information and a summary of LOGG's pre-introduction efforts to qualify the introduction. In each case, the Corporation will have three (3) business days following the introduction within which to notify LOGG whether the person introduced is disqualified as a person "introduced to the Corporation by LOGG" pursuant to this section 8.

Notwithstanding the other provisions of this agreement, the Corporation's directors, acting in their sole discretion and for any reason, will have the conclusive authority to determine whether the Corporation will enter into any discussions or negotiations, conclude any agreement, or complete any transaction with any person introduced to the Corporation by LOGG or otherwise.

9.  Term

This agreement will continue until the later of twelve (12) months from the date of this agreement and termination by either party, with or without cause, upon delivery of sixty (60) days' advance written notice by one party to the other; provided, however, that termination will not limit, modify, or otherwise affect the rights of LOGG to receive any amounts due to it pursuant to the terms of section 3 in connection with any transaction completed by the Corporation with a person who was introduced to the Corporation by LOGG prior to the termination of this agreement and expenses properly incurred by LOGG prior to notice of termination being given and due to LOGG pursuant to section 7 above.

10.  Compliance with Securities Laws

The Corporation will furnish to LOGG and potential investors in a timely manner all information and documents, and will otherwise take all actions necessary or desirable to comply with, Canadian federal and provincial and U.S. federal and state securities laws and other laws, stock exchange and stock market policies applicable to transactions undertaken by the Corporation and to which this agreement applies.

11.  No Partnership

In providing Services to the Corporation under this agreement, LOGG will be an independent contractor, and no party to this agreement will make any representations or statements indicating or suggesting that any joint venture, partnership, or other such relationship exist between LOGG and the Corporation. LOGG will not be entitled to engage agents, make any commitments or create any obligations on behalf of the Corporation without the Corporation's prior written consent. LOGG will make such lack of authority clear to all persons with whom it deals in the course of carrying on business in connection with this agreement.

LOGG will have no right to participate in any discussions or negotiations between the Corporation and a person introduced to the Corporation by LOGG after LOGG has made the introduction.

12.  Indemnities

Each party hereto (the "indemnifying party") agrees to indemnify and hold harmless the other party hereto, its directors, officers, agents, employees, shareholders, and affiliates, and each person who controls any such indemnified parties from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal fees) arising out of or based upon any actual or alleged breach or default of, misrepresentation in, or failure under, any warranty, representation, or obligation made by or imposed upon the indemnifying party in this agreement or in connection with any transaction contemplated hereunder.

13.  Corporate Authority

The Corporation hereby represents and warrants to LOGG that:

(a) the Corporation has the corporate power and capacity to enter into this agreement and to perform its obligations hereunder;

(b) the execution and delivery of this agreement and the performance by the Corporation of its obligations hereunder, will not conflict with, violate, or result in a breach of its constating documents, any material provision of any agreement or other document to which it is party and which is material to it, or any provincial, state, federal or local ordinance, statute or other law to which the Corporation is bound or subject; and

(c) this agreement has been duly authorized, executed and delivered by the Corporation, and is a legal, valid and binding obligation of Corporation, enforceable against it in accordance with its terms.

14.  Survival

The provisions of sections 3, 5, 6, 7, 9, and 12 herein will survive the termination of this agreement.

15.  Corporate Authority

LOGG hereby represents and warrants to the Corporation that:

(a) LOGG has the corporate power and capacity to enter into this agreement and to perform its obligations hereunder;

(b) the execution and delivery of this agreement and the performance by LOGG of its obligations hereunder, will not conflict with, violate, or result in a breach of its constating documents, any material provision of any agreement or other document to which it is party and which is material to it, or any provincial, state, federal or local ordinance, statute or other law to which LOGG is bound or subject; and

(c) this agreement has been duly authorized, executed and delivered by LOGG, and is a legal, valid and binding obligation of LOGG, enforceable against it in accordance with its terms.

16.  Assignment

This agreement will inure to the benefit of and be binding upon LOGG, O'Brien and the Corporation and, as applicable, any of their respective heirs, successors and permitted assigns. This agreement may not be assigned without the prior written consent of all parties hereto.

17.  Entire Agreement

This agreement constitutes the entire agreement between the Corporation, LOGG and O'Brien with respect to the subject matter of this agreement, and contains all of the covenants and agreements of the Corporation, LOGG and O'Brien with respect thereto. Each of the Corporation, LOGG and O'Brien hereby acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by them, or anyone acting on their behalf, which are not contained herein, and any prior agreements, promises, negotiations, or representations with respect to the subject matter hereof, whether written or oral, not expressly set forth in this agreement are of no force or effect. This agreement may be amended or modified only by an amendment in writing signed by all parties hereto.

18.  Governing Law

All questions regarding the validity, interpretation, performance and enforcement of the provisions of this agreement will be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein, and all disputes and claims relating thereto will be determined before the courts of British Columbia and by execution of this agreement, each of the parties irrevocably attorns to the jurisdiction of such courts.

19.  Notices

All notices required or permitted to be given to either party will be in writing and will be given by delivery or facsimile transmission to the party at the address set forth below, and all such notices will only be deemed given upon actual delivery or completed facsimile transmission. Either party may change its address for notice by giving notice to the other party in the manner set forth above.

To Corporation:

#501 - 535 Thurlow Street
Vancouver, BC  V6E 3L2
Attention: President

Fax: (604) 682-4698

To LOGG and O'Brien:
  1340 4th Street
  Blaine, WA
USA  98230

Fax: 1-360-332-5292

20.  Further Assurances

The parties will promptly execute and deliver all such further assurances and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this agreement. Further, O'Brien hereby assures and personally guarantees to the Corporation the due, punctual and complete performance by LOGG of each and all of its covenants, agreements and obligations set forth in this agreement.


20.  CDNX Approval

Notwithstanding the foregoing:

(a) this agreement and the transactions contemplated hereunder, including any equity or debt financing, a merger, acquisition, or arrangement involving the Corporation; or purchase and sale of all or substantially all of the assets of the Corporation is or will, as the case may be, subject to acceptance for filing by the Canadian Venture Exchange ("CDNX");

(b) in the event that any payment due to LOGG under this agreement exceeds the amount acceptable to the CDNX in the circumstances, the amount due will be reduced to the maximum amount acceptable to the CDNX; and

(c) in the event that the form any payment due to LOGG under this agreement, as between cash and Securities or types of Securities, is not acceptable to the CDNX, the for of the payment will be amended, at the discretion of the Corporation, to the extent necessary to satisfy the CDNX.

21.  Time for Acceptance

This letter agreement will be of no force or effect unless the President of the Corporation has received a copy hereof executed by LOGG and O'Brien by March 29 2002.

If this letter correctly sets forth your understand of the agreement between LOGG, O'Brien and the Corporation with respect to the foregoing, please so indicate by signing below, at which time this letter will become a binding contract.


Sincerely,

Globaltex Industries Inc.



Per:   Mark Fields
President



Accepted and agreed as of the 25 day of March, 2002.

LOGG Investment Research Inc.



Per:  "Thomas O'Brien "



Accepted and agreed as of the 25 day of March, 2002.



Thomas O'Brien "
Thomas B. O'Brien
(to be executed under seal)




Schedule A
Defined Terms

For the purposes of this agreement:


(a) one person is affiliated with another person if one of them is the ssubsidiary of the other or both are subsidiaries of the same person or each of them is controlled by the same person; and if two persons are affiliated with the person at the same time, they are deemed to be affiliated with each other;

(b) "Confidential Information" means, subject to the exclusions in section 5, information concerning the business and affairs of the Corporation provided by the Corporation and identified as being confidential in nature, and any other information provided by the Corporation concerning its business and affairs which by its nature or the circumstances in which it is provided would be understood by a reasonable person to be confidential;

(c) "Consideration" means the aggregate amount of all cash, plus the Fair Market Value of all securities, and other property and value added benefits, received by the Corporation, its affiliates, and shareholders in connection with a transaction, of any nature, arising, directly or indirectly, from the provision of the Services to the Corporation as contemplated in this agreement;

(d) "Fair Market Value" means: (i) in the case of any share or other security listed on a public stock exchange or market, the average of the published closing prices of such share or other security on such stock exchange or market over the ten (10) trading days immediately preceding the closing of the applicable transaction or, if such a valuation is not permitted by the stock exchange or market policies applicable to the Corporation's securities, the highest price permitted under the such policies; and (ii) in the case of any share or other security which is not listed on a public stock exchange or market, or where property other than securities is the subject of a transaction covered by this agreement, the fair market value of such share, other security or other property, determined by mutual agreement between the parties or, if no such agreement is arrived at within 30 days of the day of closing of the applicable transaction, as determined by a chartered business valuator acceptable to the Corporation and LOGG acting reasonably;

(e) "person" means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, governmental authority and any incorporated or unincorporated entity or association of any nature;

(f) "Securities" means: (i) shares or other securities representing an equity ownership interest in the Corporation, or the entity succeeding or surviving the Corporation following a merger, amalgamation, reorganization or arrangement transaction, as the case may be, of the class and having the same terms as the securities issued in connection with the applicable transaction, or (ii) if no such securities are issued in connection with such transaction, shares of the existing common stock or equivalent securities representing an equity ownership interest in the Corporation or the entity succeeding or surviving the Corporation following the transaction as the case may be;

(g)  "Services" has the meaning given to it in section 2 to this agreement.